EX-99.28(p)(3)

AMPERSAND INVESTMENT MANAGEMENT LLC

CODE OF ETHICS

Any questions regarding the Code should be directed to the Adviser’s Chief Compliance Officer (“CCO”).

COVERED PERSONS

The Code applies to all covered persons that are considered to be supervised by the investment advisor. Covered persons are also considered to be “Access Persons” for purposes of the Rule and are required to adhere to all policies and to report to the Adviser as described herein.

Rule 204A-1 of the Advisers Act requires all "Access Persons" of an investment advisor registered with the SEC to report, and the investment advisor to review, their personal securities transactions and holdings periodically. The Advisers Act defines "Access Person" to mean any supervised person of an investment advisor who (1) has access to nonpublic information regarding any advisory client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (or (2) is involved in making securities recommendations to advisory clients in advisory accounts, or who has access to such recommendations that are nonpublic.

Rule 204A-1 of the Investment Advisers Act of 1940 contains a presumption that, if the firm's primary business is providing investment advice, then all of its directors, officers and partners are access persons covered by the Code of Ethics.

STANDARD OF BUSINESS CONDUCT

Ampersand Investment Management (the “Adviser”) is an Investment Adviser (“IA”) registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and has adopted this Code of Ethics and Inside Information and Personal Investment Policy (“the Code”). The Adviser places the highest significance on the ethical conduct and integrity of its partners, officers and employees and is committed to maintaining the highest ethical standards in all its business activities. The Adviser and its partners, officers and employees owe a fiduciary duty to the Adviser’s Clients when conducting all business activities and when making personal investments.

The Code is intended to minimize conflicts and potential conflicts of interest among the Adviser, its partners, officers and employees. The code is intended to provide policies and procedures consistent with applicable law, including Rule 204-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Advisers Act, Section 204A of the Advisers Act and Rule 204A-1 promulgated under the Advisers Act to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts. All officers and employees of the Adviser are “Covered Persons” under this Code.

Ampersand Investment Management

The Adviser expects all of its officers and employees to always act in the best interest of the Adviser and its Clients, in all business activities.

The Adviser expects all of its officers and employees to act in accordance with all applicable laws and regulations, as well as all policies of the Adviser.

The Adviser expects all of its officers and employees to place the interest of the Adviser and its Clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the Adviser and its Clients.

The Adviser expects all of its officers and employees to avoid actions or activities that allow or appear to allow them or their Related Persons (refer to the “Covered Accounts” section below for a definition of Related Persons) to improperly profit or benefit from their relationships with the Adviser or its Clients, or that bring into question their judgment or independence.

WHISTLEBLOWER POLICY

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) contains provisions that protect whistleblowers who report fraudulent activities at financial services firms. Section 922 of the Dodd-Frank Act provides that the SEC shall pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. The award amount is required to be between 10 percent and 30 percent of the total monetary sanctions collected in the SEC’s action or any related action such as in a criminal case.

The Dodd-Frank Act also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Dodd-Frank Act. The Adviser has adopted the following policy:

REPORTING RESPONSIBILITY

It is the responsibility of all officers and employees to comply with the Code and to report violations or suspected violations in accordance with this Whistleblower Policy.

Ampersand Investment Management

NO RETALIATION

No officer or employee who in good faith reports a violation of the Code shall suffer harassment, retaliation or adverse employment consequence. Any officer or employee who retaliates against someone who has reported a violation in good faith is subject to discipline up to and including termination of employment. This Whistleblower Policy is intended to encourage and enable employees and others to raise serious concerns within the Adviser prior to seeking resolution outside the Adviser.

REPORTING VIOLATIONS

The Code addresses the Adviser’s open-door policy and suggests that employees share their questions, concerns, suggestions, and/or complaints with someone who can address them properly. In most cases, an employee’s supervisor is in the best position to address an area of concern. However, if an employee is not comfortable speaking with a supervisor or is not satisfied with a supervisor’s response, the employee is encouraged to speak with someone on the senior management team whom the employee is comfortable approaching. Supervisors and managers are required to report suspected violations of the Code of Ethics to the Adviser’s Chief Compliance Officer (“CCO”) who, in consultation with Legal Counsel, has specific and exclusive responsibility to investigate all reported violations. For suspected fraud, or when you are not satisfied or uncomfortable with following the open- door policy, individuals should contact the CCO directly. Equinox’s CCO can be contacted directly through email to Sgillespie@cipperman.com or in an anonymous written letter in a sealed envelope addressed to the following:

Ampersand Investment Management

ATTN: Chief Compliance Officer

47 Hulfish Street, Suite 510

Princeton, NJ 08542

CONFIDENTIAL – To be opened by the Chief Compliance Officer only

The CCO/Legal Counsel will review the communication in conjunction with and initiate a confidential contact to the reporting party.

CHIEF COMPLIANCE OFFICER AND LEGAL COUNSEL

The CCO/Legal Counsel is responsible for investigating and reporting all complaints and allegations concerning violations of the Code.

Ampersand Investment Management

ACCOUNTING AND AUDITING MATTERS

The President shall address all reported concerns or complaints regarding corporate accounting practices, internal controls, and/or auditing. The CCO shall immediately notify the President of any such complaint and work with the CCO and Legal Counsel until the matter is resolved in a satisfactory manner.

ACTING IN GOOD FAITH

Anyone filing a complaint concerning a violation or suspected violation of the Code must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation of the Code. Any allegations that prove not to be substantiated and which prove to have been made maliciously or with knowledge of their falsity will be viewed as a serious disciplinary offense.

CONFIDENTIALITY

Violations or suspected violations may be submitted on a confidential basis or may be submitted anonymously. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

HANDLING OF REPORTED VIOLATIONS

The CCO will notify the sender (if identified) and acknowledge receipt of the reported violation or suspected violation within five business days. All reports will be promptly investigated, and appropriate corrective action will be taken if warranted by the investigation.

REPORTING AND ANNUAL REVIEW

The CCO will submit a report at least annually to the President. This policy will be reviewed at least annually, taking into account the effectiveness of this Policy in promoting the reporting of Code (as well as Accounting and Auditing) violations, relevant regulatory changes, and whether or not the Policy is effective in minimizing improper complaint submissions and investigations.

At least annually, the CCO or Legal Counsel will review the Adviser’s employment and severance agreements currently in effect to ensure that the agreements do not contain any language that limits an employee’s: (1) right to file a charge or complaint with a federal, state or local governmental agency or commission (“Government Agency”) including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission; (2) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Adviser; or (3) limit an employee’s right to receive an award for information provided to any Government Agency.

Ampersand Investment Management

TRAINING

The CCO, or designee, will include training regarding this Policy in the Adviser’s Annual Training presentation.

POLICY ON INSIDE INFORMATION

All Covered Persons and Related Persons (refer to the” Covered Accounts” section below for a definition of Related Persons) are prohibited from engaging in any securities transaction for their own benefit or the benefit of others, including any Clients, while in possession of material, non-public information (herein referred to as “inside information”) concerning such securities. Information should be considered material if a reasonable investor would consider the information important in making an investment decision. Information should be considered non-public when it has not been widely disseminated to investors and the general public. Further, if this information were to be disclosed, it would likely affect the market value of the securities in question or is likely to be considered important to reasonable investors.

Penalties for trading on or merely communicating inside information are severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to both civil and criminal penalties even if he or she does not personally benefit from the violation.

Information in your possession that you identify as material, non-public information may not be communicated to anyone, including persons within the Adviser, except to the CCO. To protect yourself, Clients and the Adviser, you should contact the CCO immediately if you believe that you may have received material, non-public information. The CCO will add the securities about which you have information to the Adviser’s Restricted List.

Any inside information maintained by the Adviser should be maintained in a secure format. For example, files containing material, non-public information should be sealed and access to computer files containing material non-public information should be restricted.

As the law of insider trading continues to evolve, other activities may fall within the scope of the Insider Trading laws. This will be closely monitored by the CCO and as needed.

Ampersand Investment Management

POLICY ON OUTSIDE BUSINESS ACTIVITIES

Reporting of and Consent for Outside Activities

In order to be sure that Covered Persons devote their time to their duties at the firm and to ensure that they do not take on activities that could present conflicts of interest, all Covered Persons must obtain the written approval of the CCO prior to participating in outside business activities, which may include:

(a) Serving as a director, officer, general partner or trustee of, or as a consultant to, or on the committee of any business, corporation or partnership, including family owned businesses and charitable, non-profit and political organizations.

(b) Accepting a second job or part-time job of any kind or engaging in any other business outside of the Adviser.

(c) Acting, or representing that the Covered Person is acting, as agent for a firm in any investment banking matter or as a consultant or finder.

(d) Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of the Adviser) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company or becoming actively involved in a proxy contest.

(e) Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Adviser, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

(f) Teaching assignments, lectures, publication of articles, or radio or television appearances.

The CCO may require full details concerning the outside activity including the number of hours involved and the compensation to be received. Requests to conduct outside activities will be reviewed on a case-by-case basis. Any Covered Person who violates this procedure may be subject to disciplinary actions ranging from written reprimand to immediate dismissal, depending on the severity of the infraction.

Ampersand Investment Management

GIFTS & ENTERTAINMENT POLICY

Covered Persons must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities.

It is a violation of an employee’s duty of loyalty to the Adviser for any Covered Person, without the written consent of the CCO, to:

□	Give or permit to be given, directly or indirectly, anything of value, including gratuities or gifts of any kind, in excess of $100 per individual per calendar year to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity;
□	Receive or permit to be received, directly or indirectly, gifts of any kind, in excess of $100 per individual per calendar year from any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the Adviser;
□	Rebate, directly or indirectly, to any person, firm, corporation or association, other than the Adviser, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser or a Client Account;
□	Accept, directly or indirectly, from any person, firm, corporation or association, other than the Adviser, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser or a Client Account.
□	Own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.
□	borrow money from any of the Adviser’s suppliers or Clients. However, the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be borrowing within the foregoing prohibition. In addition, acceptance of loans from other banks or financial institutions on customary terms to finance acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

Should a situation arise where gifts exceeding the $100 limit are made or received, the Covered Person must notify the CCO in writing promptly before accepting such gift. The notification should include the date, description of the item, amount or estimated value, and a description of the circumstances surrounding the activity, including the Covered Person’s view regarding the permissibility of the acceptance or giving. The CCO will maintain a log documenting all items reported in accordance with the above policy. Such log will include the date, recipient, item description, approximate value, and documentation of the review and approval or disapproval by the CCO. When necessary, the CCO will assist in the return of an inappropriate item or correction of the matter.

Ampersand Investment Management

Business entertainment has been defined by the FINRA as “providing entertainment to an employee in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event, including such business entertainment offered in connection with an educational event or business conference, in which a person associated with a member accompanies and participates with such employee irrespective of whether any business is conducted during or is considered attendant to, such event.” Therefore, the Covered Person must be accompanied by the provider of the entertainment at an event in order for it to be considered business entertainment, rather than a gift.

PROHIBITED RECOMMENDATIONS TO CLIENTS

No Covered Person shall recommend or execute any securities transaction for a Client, without having disclosed, in writing, to the CCO of the Firm, any direct or indirect interest in such securities or issuers. Prior written approval of such recommendation or execution must be received from the CCO. The interest in personal accounts could be in the form of:

□	Any direct or indirect beneficial ownership of any securities of such issuer;
□	Any contemplated transaction by the person in such securities;
□	Any position with such issuer or its affiliates; or
□	Any present or proposed business relationship between such issuer or its affiliates and the person or any party in which such person has a significant interest.

PERSONAL INVESTMENT POLICY

All personal securities transactions are to be conducted in a manner consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. All personal securities transactions must also be conducted in compliance with all applicable federal securities laws. The fundamental standard to be followed in personal securities transactions is that Covered Persons may not take inappropriate advantage of their positions.

Ampersand Investment Management

COVERED ACCOUNTS

This policy applies to all “Personal Securities Accounts.” These include:

□	Accounts in the Covered Person’s name or accounts in which the Covered Person has a direct or indirect beneficial interest. For purposes of these requirements, “beneficial ownership” has the same meaning as in Securities Exchange Act Rule 16a-1(a)(2). Generally, a person has beneficial ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares direct or indirect interest in the security.

□	Accounts in the name of the Covered Person’s spouse;

□	Accounts in the name of children under the age of 18, whether or not living with the Covered Person, and accounts in the name of relatives living with the Covered Person or for whose support the Covered Person is wholly or partially responsible (together with the Covered Person’s spouse and minor children, “Related Persons”);

□	Anyone who resides in the Covered Person’s household;

□	Accounts in which the Covered Person or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions.

EXCEPTIONS TO COVERED ACCOUNTS

For purposes of this Policy, Personal Securities Accounts shall not include:

□	Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest, but no power to affect investment decisions. There must be no communication between the account(s) and the person with regard to investment decisions prior to execution;

□	Fully discretionary accounts managed by either an internal or external registered investment adviser are permitted if, (i) for Covered Persons and Related Persons, the Covered Person receives permission from the CCO, and (ii) for all persons covered by this Code, there is no communication between the adviser to the account and such person with regard to investment decisions prior to execution. Covered Persons with managed accounts must designate that copies of trade confirmations and monthly statements be sent to the CCO;

□	Covered Persons may participate in direct investment programs which allow the purchase of securities directly from the issuer without the intermediation of a broker/dealer provided that the timing and size of the purchases are established by a pre-arranged, regularized schedule (e.g., dividend reinvestment plans). Covered Persons must pre–clear the transaction at the time that the dividend reinvestment plan is being set up. Covered Persons also must provide documentation of these arrangements and direct periodic (monthly or quarterly) statements to the CCO; or

Ampersand Investment Management

□	Other accounts over which the Covered Person has no direct or indirect influence or control

OPENING AND MAINTAINING PERSONAL SECURITIES ACCOUNTS

A Request to Open a Personal Securities Account must be completed and approved by the CCO prior to or at the time of the opening of an account. When necessary, the CCO will send a letter to each broker-dealer, that is housing, or that will house, a Personal Securities Account for all Covered Persons and their Related Persons, signed by the applicable Covered Person or Related Person, directing the broker-dealer to send copies of trade confirmations and monthly statements to the CCO. Requests to open a brokerage account must be made through BasisCode, the firm’s automated compliance reporting system.

A Covered Person must provide the Adviser with duplicate trade confirmations and account statements for all Personal Securities Accounts of such Covered Person and Related Persons. Such trade confirmations and account statements should be provided to the CCO at least as frequently as with the quarterly report (as described below) for the quarter within which such transaction occurred. Quarterly statements received by the Advisor are acceptable in the case where there has been no activity in the account. The confirmations and statements will not be required to the extent that they would duplicate information contained in the trade confirmations and account statements already received by the Adviser, provided the Adviser receives such trade confirmations and account statements within 30 days after the calendar quarter in which the transaction took place.

SECURITIES COVERED

Securities covered by this policy are stocks, bonds, shares of closed-end mutual funds, shares of open-end mutual funds advised or sub-advised by the Adviser or an affiliate of the Adviser, debentures, and other evidences of indebtedness, including senior debt, subordinated debt, investment contracts, commodity contracts, futures, private placements and all derivative instruments such as options, warrants and indexed instruments, or, in general, any interest or instrument commonly known as a security. “Security” also includes securities that are “related” to a security being purchased or sold by the Fund or another Client of the Adviser. A “Related Security” is one whose value is derived from the value of another security (e.g., a warrant, option, or an indexed instrument).

Ampersand Investment Management

For purposes of this policy, the definition of Security does not include U.S. Treasury obligations, mortgage pass- throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; and high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody’s, including repurchase agreements; shares of money market funds that are not advised or sub-advised by the Adviser or an affiliate of the Adviser; shares of other types of mutual funds, unless the Adviser or a control affiliate acts as investment adviser or underwriter to such fund; and units of a unit investment trust if such unit investment trust is invested exclusively in unaffiliated mutual funds.

PERSONAL SECURITIES ACCOUNT RESTRICTIONS

The following restrictions apply to trading for Personal Securities Accounts of Covered Persons and Related Persons:

□	Participation in Initial Public Offerings and Limited Offerings by covered persons/related accounts:
□	Purchases and sales of any Equinox funds (excluding automatic rebalances of 401(k) or purchases or sales of Equinox funds in a 401(k) account for which a Covered Person has no direct or indirect influence or control over the transaction):
□	Purchases or sales of any covered security in amounts greater than $50,000 or 20,000 shares.

Securities offered pursuant to an Initial Public Offering or Limited Offering may not be purchased for Personal Securities Accounts without the prior written approval of the CCO and another executive officer of the Adviser. Such requests should be made by supplying a completed the pre-clearance trade request form in BasisCode to the CCO for approval. In connection with any decision to approve such an investment, the CCO will prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest.

Purchases and sales in shares in any Equinox funds may not be executed without the prior written approval from the CCO. Such requests should be made by submitting a personal trade pre-approval request through BasisCode.

Ampersand Investment Management

Upon the CCO’s approval of a request to purchase or sell any Equinox fund, a Covered Person may not execute the transaction until 48-hours immediately after receipt of the CCO’s approval. If the 48-hour black out period has lapsed and the trade has not been executed, the Access Person must resubmit the request to the CCO for approval. Situations that incur resubmitting the request to the CCO requires a new 48-hour black out period before execution of the trade.

Failure to pre-clear trades in Equinox funds, or trades which are executed prior to the 48-hour blackout period or more than 24 hours after the blackout period has ended will result in a violation of the Code of Ethics. Such trades may be subject to cancellation and/or reversal at the discretion of the CCO and management.

REPORTING REQUIREMENTS

INITIAL HOLDINGS REPORTS

The following reports must be submitted to the CCO, and the information contained therein must be current as of a date not more than 45 days before such person became a Covered Person or 45 days before the submission date of a report, as applicable:

Within 10 days of becoming a Covered Person, all Adviser personnel must submit to the CCO a statement of all securities in which such Covered Person has any direct or indirect beneficial ownership. Access Persons will submit such reports through BasisCode. This report must include (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of such Covered Person and (iii) the date of submission by the Covered Person. Such submission should include copies of any brokerage statements current as of a date not more than 45 days before such person became a Covered Person.

QUARTERLY REPORTING OF PERSONAL SECURITIES TRANSACTIONS

Within 30 days after the end of each calendar quarter, all Covered Persons must provide information in the Quarterly Personal Securities Transaction report found in BasisCode. The compliance department will initiate the quarterly transaction report requests during the first week of each new quarter for securities transactions executed during the previous quarter for all securities accounts. This statement must include (i) the date of the transaction, (ii) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of each security, (iii) the nature of the transaction, (iv) the price of the security at which the transaction was effected, (v) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of such Covered Person and (vi) the date of submission by the Covered Person. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

Ampersand Investment Management

The quarterly report will not be required to the extent that such report would duplicate information contained in the trade confirmations and account statements already received by the Adviser, provided the Adviser receives such trade confirmations and account statements within 30 days after the calendar quarter in which the transaction took place.

ANNUAL REPORTING OF PERSONAL SECURITIES TRANSACTIONS

Each Covered Person shall submit an annual report to the CCO via BasisCode showing as of a date no more than 30 days before the report is submitted (1) all holdings in securities in which the person had any direct or indirect beneficial ownership and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person or Related Persons.

NOTE: COVERED PERSONS MAY SATISFY THIS REQUIREMENT BY CERTIFYING ANNUALLY THAT ALL TRANSACTIONS DURING THE YEAR WERE EXECUTED IN ACCOUNTS FOR WHICH THE CCO RECEIVES CONFIRMATIONS AND PERIODIC STATEMENTS.

POLITICAL CONTRIBUTIONS AND AFFILIATIONS POLICY

Elected officials who allow political contributions to play a role in the management of assets and who use the assets to reward contributors violate the public trust. Moreover, they undermine the fairness of the process by which public contracts are awarded. Similarly, investment advisers that seek to influence government officials’ awards of advisory contracts by making or soliciting political contributions to those officials compromise their fiduciary duties to the pension plans they advise and defraud prospective clients. These practices, known as “pay- to-play,” distort the process by which advisers are selected. Rule 206(4)-5 is a necessary and appropriate measure to prevent fraudulent acts and practices in the market for the provision of investment advisory services to government entities by prohibiting investment advisers from engaging in pay-to-play practices. The rule provides specific prohibitions to help ensure that adviser selection is based on the merits, not on the amount of money given to a particular candidate for office, while respecting the rights of industry participants to participate in the political process.

Policy: It is unlawful for the Adviser or its Covered Persons to contribute, coordinate, or solicit political contributions to an official of a government entity that the Firm is seeking to provide or providing advisory services. This prohibition extends to contributions to PACs and political parties for state and local jurisdictions.

Ampersand Investment Management

Violating this policy will result in the Adviser being prohibited, by the SEC, from providing investment advisory services to a government entity for two years after the contribution.

Notwithstanding this policy, it is never permitted for any employee to make, direct, or solicit any other person to make any political contribution or provide anything else of value for the purpose of influencing or inducing the obtaining or retaining of investment advisory business.

Procedure: Complying with the SEC Pay-to-Play rule is critical to the success of the Adviser. Failure to comply with the Adviser’s pay-to-play policy will have ramifications up to and including termination.

The Adviser's Code of Ethics addresses conflicts of interest and that the appearance of a conflict can be as damaging to the Firm as an actual conflict. The same applies with pay-to-play.

There is a de minimus exception included in the SEC rule. If the Covered Employee is entitled to vote for a candidate, they may contribute up to $350 per election. If they cannot vote for a candidate, they may contribute up to $150 per election. The de minimis exception applies per election cycle. Primary and general elections are considered separate elections. Contributions, however, are in the aggregate per election cycle. All contributions, de minimus or not, must be pre-approved.

It is important to note that contributions made by family members are also covered by the rule. Remember, an employee cannot do through others what they cannot do directly. If an employee’s spouse or other member of their household writes a check out of a joint checking account, it is as if the employee wrote the check. The Compliance Team may conduct internet searches in order to verify that the Firm's policy is being followed and that it remains in compliance with the SEC rule.

Definitions

A "government official" is one who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an adviser by a government entity or has the authority to appoint an adviser. Keep in mind that it is the scope of the government official’s authority, not whether or not he or she uses it.

A "government entity" means any state or local government; any agency, authority, or instrumentality of a state or local government, any pool of assets sponsored by a state or local government, and any participant-directed government plans such as 529 plans.

Ampersand Investment Management

A "contribution" includes any gift, subscription, loan, advance, deposit of monies or anything of value, including transition or inaugural expenses. In-kind contributions include payment for services or the use of the firm's or individual's resources to benefit a campaign or committee.

"Coordinating contributions" means bundling, pooling, delivering, or otherwise facilitating the contributions made by other persons to a government official of a government entity.

Contributions made by others i.e. spouses, family member, placement agents, consultants, attorneys, etc., at the employee’s direction or suggestion are considered to be made by the employee for the purposes of this policy. Therefore, they must be pre-cleared as well.

The Quarterly Acknowledgment Form will ask the employee to disclose any political contributions that they, their spouse, or members of their household have made to either a PAC or an individual candidate. The certification will be compared to the pre-approval log. Therefore, it is important that an employee notify the CCO or designee immediately if they believe a problematic contribution has been made.

Though AIM is not in the business of soliciting government entities, and therefore does not require pre- clearance of contributions to PACs, it is nonetheless essential for Covered Persons to report such contributions on a quarterly basis. In the event AIM engages in the solicitation of government entities, the CCO will review contributions to PACs for the prior two years to determine if any such contribution triggers the two-year prohibition on the receipt of payment of advisory fees to the firm.

New employees

Because the SEC rule has a two-year "look back" provision, a political contribution made by an employee prior to his or her association with the firm could be a disqualifying factor that will impact the ability of the firm to provide advisory services for a fee to a government entity. Therefore, the due diligence regarding a new hire, lift-out, or merger must include the disclosure of all political contributions made by the new hire for the last two years. Any offer letter must include the firm's prohibitions against political contributions.

Record Keeping per the SEC rule

□	Names, titles, business and residence addresses of all employees.

□	List of government entities that the firm has or is providing advisory services. Entities stay on list for five years after the account has been terminated.

□	List of direct and indirect contributions. In chronological order, name and title of contributor, name and title of the recipient, amount and date of contribution and whether or not the contribution was returned.

Ampersand Investment Management

□	Records of testing and validation of the procedure.

Responsibility and Verification: The CCO or designee must pre-approve all requests for a political contribution either cash, in-kind, or otherwise, made by a Covered Person, their spouse, or other members of the Covered Person's household. The President will pre-approve all political contribution requests made by the CCO. The CCO or her designee may conduct internet searches in order to verify the Adviser's policy is being followed and that they are in compliance with the SEC rule. The CCO must pre-approve any marketing, including the submission of a RFP, to any government entity to verify that we are not violating any state rules or regulations. The CCO will screen all new employees prior to offer of employment to verify all political contributions made by the new hire for the previous two years.

All questions regarding political contributions should be directed towards the CCO.

ACKNOWLEDGEMENTS OF THE CODE

INITIAL ACKNOWLEDGEMENT

Upon becoming a Covered Person, the Adviser will provide such Covered Person with a copy of this Code. Within 10 days of becoming a Covered Person, such Covered Person must submit to the CCO an acknowledgement via BasisCode, that they have received a copy of the Code, and that they have read and understood its provisions.

ANNUAL ACKNOWLEDGMENT

All Covered Persons are required to certify annually via BasisCode that they have (i) read and understand this policy and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this policy and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code.

AMENDMENTS TO THE CODE OF ETHICS

As necessary, the Adviser will promptly provide each Covered Person with any amendments to the Code. Within approximately 10 days of receipt of any such amendments, each Covered Person must submit to the CCO an acknowledgement that they have received a copy of such amendment, and that they have read and understood it.

Ampersand Investment Management

RESPONSIBILITY OF THE CHIEF COMPLIANCE OFFICER

The Adviser has created the position of Chief Compliance Officer (“CCO”) and the CCO shall be responsible for:

□	Implementation and maintenance of the Code

□	All record-keeping functions mandated by the Code, including the review of all initial and annual holding reports as well as the quarterly transactions reports described above.

□	Prompt reporting of any material violations of the Code or deviations of the policy to the President of the Firm and recording of exceptions in the Compliance Exception Log

VIOLATIONS OF THE CODE

The CCO shall review all exceptions recorded in the Compliance Exception Log and will provide an overview of exceptions incurred during the quarter to the President. If no exceptions occurred, no reporting is necessary.

All material violations of this Code will be reported by the CCO to the President of the Adviser, who may impose such sanctions as he deems appropriate, including, among other things, a letter of censure, fine, suspension or termination of the employment of the violator.

All Covered Persons are required to promptly report any violations of this Code to the CCO. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

CONFIDENTIALITY

All information obtained from any person pursuant to this policy shall be kept in strict confidence, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law, regulation or this policy.

RETENTION OF RECORDS

All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this policy and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 204-2 under the Advisers Act.

Ampersand Investment Management

AMENDMENTS

Unless otherwise noted herein, this Code shall become effective as to all Covered Persons as of October 1, 2016. This policy may be amended as to Covered Persons from time to time.

Ampersand Investment Management

APPENDIX A-1.

DEFINITIONS

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means: (i) every member of senior management of AIM, (ii) every Covered Person of AIM who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any Client, or has access to nonpublic information about the portfolio holdings of any Client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not an Covered Person of AIM, such as consultants) who is subject to AIM’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities of any Client, or has access to nonpublic information about the portfolio holdings of any Client. Temporary Access Persons as defined below are not considered Access Persons.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

□	a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or another similar situation)

□	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence

□	a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially)

□	an investment account over which an Access Person has investment control or discretion

□	a trust or other arrangement that names an Access Person as a beneficiary

□	a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Covered Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Ampersand Investment Management

Control means the power to exercise a controlling influence over the management or policies of AIM. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of AIM shall be presumed to control AIM. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

Covered Person includes all employees and senior management of AIM or other persons as determined by the CCO.

Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel means (i) any Covered Person of AIM (or of any company in a control relationship to AIM) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for a Client, (ii) any natural person who controls AIM and who obtains information concerning recommendations made regarding the purchase or sale of securities by a Client.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.

Ampersand Investment Management

Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which AIM serves as an investment adviser or whose investment adviser or principal underwriter controls AIM, is controlled by AIM, or is under common control with AIM. A Reportable Fund includes registered investment companies that are sub-advised by AIM. Any reportable funds are defined in Appendix A-2.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Temporary Access Person means any person not employed on a full-time basis by AIM performing services for a period of less than 30 business days in a calendar year.

Ampersand Investment Management